Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Consolidated Financial Statements

Years ended October 31, 2001, 2000 and 1999

PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP

Chartered Accountants

601 West Hastings Street, Suite 1400

Vancouver, British Columbia

Canada V6B SA5

Telephone +1 (604) 806 7000

Facsimile +l (604) 806 7664

Auditors' Report

To the Shareholders of

Stream Communications Network, Inc.

We have audited the consolidated balance sheets of Stream Communications Network, Inc. (formerly Trooper Technologies Inc.) as at October 31, 2001 and 2000 and the consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended October 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States and Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended October 31, 2001 in accordance with Canadian generally accepted accounting principles. As required by the British Columbia Company Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

/s/ PricewaterhouseCoopers

Chartered Accountants

Vancouver, Canada

January 31, 2002

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the shareholders dated January 31, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

/s/ PricewaterhouseCoopers

Chartered Accountants

Vancouver, Canada

January 31, 2002

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Consolidated Balance Sheets

As at October 31, 2001 and 2000

(in Canadian dollars)

	2001	2000
ASSETS
Current Assets
Cash and cash equivalents	$404,200	$440,497
Accounts receivable	419,044	281,010
Inventory	25,854	19,556
Prepaid expenses and advances	105,481	36,584
Amount due from Thermo Tech Waste Systems Inc.	-	500,267
	$954,579	$1,277,914

Net assets of discontinued operations - (note 4)	$2,306,051	$3,512,128
Deposits - (note 6)	2,494,834	921,515
Property, plant and equipment (note 9)	6,906,817	5,066,428
Intangibles - (note 10)	2,278,806	27,997
Deferred charges (note 7)	167,413	-
	$15,108,500	$10,805,982

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$1,385,563	$503,282
Deferred revenue	70,872	-
	$1,456,435	$503,282

Non-controlling interest	927,083	984,134
	$2,383,518	$1,487,416

SHAREHOLDERS' EQUITY
Capital stock
Authorized
100,000,000 common shares of no par value
Issued and fully paid (note 11)	21,310,084	20,962,784
Contributed surplus	72,493	-
Warrants	562,723	562,723
Share subscription - (note 11(c))	6,864,480	-
Cumulative translation account	655,703	-
Deficit	(16,740,501)	(12,206,941)
	12,724,982	9,318,566

	$15,108,500	$10,805,982

Commitments and contingencies (note12)
Subsequent events (note15)
See accompanying Notes to Consolidated Financial Statements

signed by /s/ Stan Lis, Director

signed by /s/ Iwona Kozak, Director

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Consolidated Statement of Loss and Deficit

Years ended October 31, 2001, 2000 and 1999

(in Canadian dollars)

	2001	2000	1999

Revenues	$2,094,118	$332,784	$-

Expenses
Programming	287,601	-	-
Installation, materials and maintenance	1,144,979	147,062	-
Sales and marketing	798,474	75,874	-
General and administrative	2,355,253	2,574,193	1,163,742
	4,586,307	2,797,129	1,163,742
Loss before undernoted items	(2,492,189)	(2,464,345)	(1,163,742)

Amortization of property, plant and equipment	553,914	158,342	20,229
Amortization of intangibles and goodwill	50,665	7,233	-
	604,579	165,575	20,229
Loss before other items	(3,096,768)	(2,629,920)	(1,183,971)

Other items
Foreign exchange loss	-	111,940	345,930
Interest income	(56,985)	(76,995)	(289,357)
Financial expenses	32,756	77,552	31,964
Write-down of deposits (note 6)	409,783	-	-
Gain on disposal of assets	(6,170)	-	-
	379,384	112,497	88,537
Loss from continuing operations before future income taxes and non-controlling interest	(3,476,152)	(2,742,417)	(1,272,508)

Future income taxes (recovery) (note 14)	(640,691)	-	-

Loss from continuing operations before non-controlling interest	(2,835,461)	(2,742,417)	(1,272,508)

Non-controlling interest	(181,336)	(188,920)	(12,258)

Net loss from continuing operations for the year	(2,654,125)	(2,553,497)	(1,260,250)
Net loss from discontinued operations (note 4)	(1,879,435)	(1,612,680)	(585,700)
Net loss for the year	4,533,560	4,166,177	1,845,950

Deficit, beginning of year	12,206,941	8,040,764	6,194,814

Deficit, end of year	$16,740,501	$12,206,941	$8,040,764

Loss per share, basic and diluted
Continuing operations	$(0.12)	$(0.13)	$(0.07)
Discontinued operations	$(0.09)	$(0.08)	$(0.03)
Loss per share	$(0.21)	$(0.21)	$(0.10)

Weighted average number of shares
Basic and diluted	21,837,002	19,774,547	18,133,916

See accompanying Notes to Consolidated Financial Statements

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Consolidated Statement of Cash Flows

Years ended October 31, 2001, 2000 and 1999

(in Canadian dollars)

	2001	2000	1999

Operating Activities
Net loss from continuing operations	$(2,654,125)	$(2,553,497)	$(1,260,250)
Items not involving cash
Amortization	604,579	165,575	20,229
Non-controlling interest	(181,336)	(188,920)	(12,258)
Write-down of deposits	409,783	-	-
Gain on disposal of assets	(6,170)	-	-
Future income tax recovery	(640,691)	-	-
Stock-based compensation expense	72,493	-	-
Change in non-cash working capital	(2,395,467)	(2,576,842)	(1,252,279)
Accounts receivable	467,615	(388,786)	(187,801)
Inventory	(2,586)	(19,556)	-
Prepaid expenses and advances	(60,891)	21,609	(265,325)
Deferred charges	(160,256)	-	-
Accounts payable and accrued liabilities	720,956	485,996	102,822
Issuance of shares for issue costs	(35,770)	-	-
Deferred revenue	67,842	-	-
Net cash used in operating activities	(1,398,557)	(2,477,579)	(1,602,583)
Net cash used in discontinued operating activities	(99,567)	(559,855)	(478,091)
Net cash used by operating activities	(1,498,124)	(3,037,434)	(2,080,674)

Financing Activities
Issuance of shares for cash	347,300	6,507,025	69,000
Share issue costs	(83,273)	(229,375)	-
Share subscription (note 11(c))	6,983,523	-	-
Issuance of subsidiaries' capital stock	-	-	74,556
Net cash provided from continuing financing activities	7,247,550	6,277,650	143,556
Net cash provided from discontinued financing activities	-	-	-
Net cash provided from financing activities	7,247,550	6,277,650	143,556

Investing Activities
Acquisition of MTK	(1,784,418)	-	-
Purchase of property, plant and equipment	(940,702)	(4,031,346)	-
Purchase of licences	(42,608)	(35,230)	-
Proceeds from sale of equipment	17,190	-	-
Deposits	(2,138,398)	(921,515)	-
Security deposit	-	-	94,814
Investment in Stream Poland	(147,671)	(41,772)	-
Net cash used in continuing investing activities	(5,036,607)	(5,029,863)	94,814
Net cash used in discontinued investing activities	(535,367)	(1,195,240)	(2,761,506)
Net cash used in investing activities	(5,571,974)	(6,225,103)	(2,666,692)

Foreign exchange effect on cash	(213,749)	-	-

Increase in cash and cash equivalents	(36,297)	(2,984,887)	(4,603,810)

Cash and cash equivalents at beginning of year	440,497	3,425,384	8,029,194

Cash and cash equivalents at end of year	$404,200	$440,497	$3,425,384

See accompanying Notes to Consolidated Financial Statements

 Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Stream Communications Network, Inc. ("Stream" or the "Company") mainly provides cable television services. Its business lines include high-speed internet access and telephony services. Previous business plans of the implementation and commercialization of animal-waste rendering technologies changed to incineration of animal waste and is subject to a formal plan to dispose of, see note 4 - Discontinued operations. All of its operations are located in Poland.

The company was incorporated on March 28, 1979 by registration of its Memorandum and Articles under the Company Act of British Columbia, Canada. The company's stock was consolidated on a one new for four old shares basis on August 16, 1985 and again consolidated on a one new for three old shares basis on May 29, 1992. On October 19, 2001 the Company changed its name from Trooper Technologies Inc. to Stream Communications Network, Inc.

Previously, the company reported as a development stage company that included a cumulative set of accounts since inception. A development stage company is a company that its planned principal operations have not commenced or that there has been no significant revenue from operations. Planned operations have commenced and the company has increased revenues over the previous year to a significant level.

The accompanying financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern. The use of such principles may not be appropriate because as of October 31, 2001, there was substantial doubt that the company would be able to continue as a going concern.

For the year ended October 31, 2001, the company had a loss of $4,533,560 an accumulated deficit of $16,740,501 and working capital deficiency of $501,856. The company is actively pursuing additional funding to continue its current projects (note 15). Management continues to develop the company's operating capabilities in order to improve cash flow from operations and is currently negotiating the sale of the net assets of discontinued operation

Although there is no assurance that the company will be successful in these actions, management is confident that it will be able to continue as a going concern. Accordingly, these financial statements do not reflect adjustments to the carrying value of assets and liabilities, the reported revenues and expenses and balance sheet classifications used that would be necessary if the going concern assumption were not appropriate. Such adjustments could be material.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). A reconciliation of material difference between Canadian GAAP and United States generally accepted accounting principles is detailed in note 17.

Consolidation

These consolidated financial statements include the accounts of the Company and the following subsidiaries. All intercompany transactions and balances have been eliminated.
	Country of Incorporation	Percentage ownership % October 31 2001	Percentage ownership % October 31 2000
EES Waste solutions Limited	Cyprus	100.0%	100.0%
International Eco-Waste Systems S.A. ("Eco-Waste")	Poland	100.0%	100.0%
Stream Communications Sp. z o.o. ("Stream Poland")	Poland	100.0%	80.0%
Miejska Telwizja Kablows Sp. z o.o. ("MTK")	Poland	100.0%	0.0%
Polvoice.com Sp. z o.o. ("Polvoice")	Poland	95.5%	68.8%
Bielsat.com Sp. z o.o. ("Bielsat")	Poland	51.0%	40.8%

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly liquid investments with maturity less than three months.

Inventory

Inventory is valued at the lower of cost or net realizable value, determined on a first-in, first-out basis.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

Deferred charges

Charges relating to the start-up of the company's activities regarding animal-waste rendering had been deferred and amortized on a straight-line basis over a period of five years. These charges have been written-off in the current year as this business is considered discontinued operations.

Charges relating to due diligence of acquisition targets have been deferred if completion is more likely than not. The deferred charges will be included in the cost of the acquired business and allocated to acquired net assets.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated amortization. Amortization is provided for using the declining-basis method at the following rates per annum:
Automobiles	20% - 30%
Buildings	3%
Computer hardware	30%
Computer software	20% - 100%
Cable television network equipment	5% - 30%
Furniture, fixtures and equipment	20%
Plant and machinery	30% - 45%

The company has changed its amortization rates concerning cable television network equipment to 5% - 30%. Previously, the rate was 20%.

Revenue recognition

Substantially all of revenue is derived from cable TV subscriber fees. Subscriber fees are recorded as revenue in the period the service is provided. Funds received in advance are deferred.

Foreign currency translation

In prior years, the company's foreign subsidiaries were considered to be integrated foreign operations, which were financially interdependent with the reporting enterprise such that the exposure to exchange rate changes was similar to the exposure which would exist had the transactions and activities of the foreign operation been undertaken by the reporting enterprise. As such, the Canadian dollar was considered to be the subsidiaries' functional currency. Financial statements of the company's foreign subsidiaries were translated using the temporal method.

During 2001, Stream Poland recorded significant revenue and expenses and Polish Zloty became the subsidiaries' functional currency. To reflect this change in circumstance, the company adopted current rate method prospectively in this fiscal year. Exchange gains and losses arising from the translation of the financial statements of Polish subsidiaries are deferred and included in a separate component of shareholders' equity.

Foreign currency transactions are initially recorded at the rate of exchange prevailing at the date of the transaction. Thereafter, monetary assets and liabilities are adjusted to reflect the exchange rates in effect at the balance sheet dates. Gains and losses resulting from the adjustment are included in earnings.

Loss per share

Basic loss per share is computed using the weighted-average number of common shares outstanding. Diluted loss per share is computed using the weighted-average common shares outstanding after giving effect to potential common shares from stock options based on the treasury stock method, plus other potentially dilutive securities outstanding. For all years presented, the effect of the assumed conversion of stock options and the potentially dilutive securities was antidilutive.

Income taxes

The company has adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA) with respect to accounting for income taxes. Under the new recommendations, the liability method of tax allocation is used in accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

Prior to the adoption of the new recommendation, income tax expense was determined using the deferral method of tax allocation. This change in reporting was applied retroactively and does not have an impact on net operations for the prior year.

Acquisitions, intangible assets and goodwill

Goodwill and intangible assets are stated at cost less accumulated amortization. Amortization is provided for using the straight-line method at the following rates per annum:
Goodwill and intangibles	5%

The company evaluates the carrying value of goodwill each year to determine if there has been a decline in value based on estimates of future undiscounted cash flows from operations of the business, taking into consideration operating trends and other relevant factors.

In July 2001, the Canadian Institute of Chartered Accountants approved the new handbook section 1581, "Business Combinations", replacing section 1580, that will require all business combinations to use the purchase method of accounting. It has also approved a new section 3062, "Goodwill and Other Intangible Assets", that will require intangible assets with an indefinite life and goodwill to be tested for impairment on an annual basis. Goodwill and indefinite life intangibles will no longer be amortized. Intangible assets with a definite life will continue to be amortized over their useful lives. Section 1581 is effective for business combinations initiated from July 1, 2001. The company has not adopted Section 3062 and will adopt the section in the next fiscal period prospectively.

Financial Instruments

The fair values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to their short-term nature.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.

Stock option plan

In September 2001, the CICA approved a new Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments." The new Section is based on FASB Statement No. 123, Accounting for Stock-Based Compensation. The company has adopted this section prospectively.

Compensation expense is recognized when stock options are issued to employees and directors using the intrinsic value at the date of grant. Compensation cost is recorded for the excess, if any, of the market price at the date granted over the exercise price.

Compensation expense is determined when stock options are issued to non-employees and non-directors and is recognized over the vesting period of the option. The compensation expense is determined as the fair value of the option at the date of grant using an option pricing model.

3. SUPPLEMENTAL CASH FLOW INFORMATION
	2001	2000	1999
Income taxes paid	$-	$-	$-
Interest paid	-	25,942	-
Supplemental non-cash investing and financing activities
Private placement issue costs	35,770	-	-
Conversion of intercompany balance to investment in PolVoice	698,139	-	-
Transfer of licence to amount due from Thermo Tech	-	500,000	-
Subsidiary shares issued for acquisition of property, plant and equipment	-	1,100,854	-

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

4. DISCONTINUED OPERATIONS

During 2001, the company commenced planned operations in providing cable TV and telephony and internet services. The previous business of meat waste rendering was interrupted when the European Commission imposed a ban on meat and bone meal products due to the risk of Bovine Spongiform Encephalopathy ("BSE") spread by these products. The Company changed direction in regards to the meat rendering business to avoid liability and uncertainty from the fallout from BSE and applied to change its hazardous waste licence to an incinerator licence. The Company is ready to commence operations, but has decided to sell this business, as it does not fit with its cable service business. The measurement date is October 31, 2001. It is anticipated that Eco-Waste will be sold before June 30, 2002.

Management's estimate of sales proceeds exceeds the carrying value and is based on an independent valuation of the property, plant and equipment and management's estimate of the value of the incinerator licence. The actual sales proceeds could differ from the management's estimate.

The statements of operations for the discontinued business operations are:
	2001	2000	1999

Expenses	$407,582	$754,927	$482,812
Interest expense	701	901	1,968
Amortization	101,786	4,401	4,509
Amortization of deferred charges	-	309,300	103,100
Foreign exchange loss (gain)	-	38,079	(96,158)
Interest income	(6,227)	-	(24,265)
Construction contract penalty (recovery)	-	(234,291)	113,734
Write-down of assets	241,343	75,558	-
Write-off deferred financing charges and start-up costs	1,134,250	663,805	-
Loss from discontinued operations	$1,879,435	$1,612,680	$585,700

The balance sheets for the discontinued business operations of Eco-Waste are:

Year ended October 31		2001	2000

Current assets		$102,817	$532,277
Property, plant and equipment
Land		132,004	146,184
Buildings		572,328	53,051
Automotive		35,232	10,717
Equipment, furniture and fixtures		172,430	9,943
Plant construction in progress		1,303,099	1,742,393
Start-up costs		-	1,134,250
VAT receivable		63,813	301,007
Current liabilities		(75,672)	(417,694)
Net assets of discontinued operations before net realizable value provision		2,306,051	3,512,128
Net realizable value provision		-	-
Net assets of discontinued operations		$2,306,051	$3,512,128

5. LICENCES

In 1995, the company acquired from Acumen Waste Services of Canada Inc. ("Acumen") a licence for use in certain eastern European countries to utilize waste systems technology held by Thermo Tech Waste Systems Inc. ("Thermo Tech").

During 2000, the company agreed to resell the licence to Thermo Tech. On October 31, 2000, an agreement was signed between the two parties, stating that Stream has agreed to return all documents upon receipt of $500,000 payment from Thermo Tech. During 2001, the company returned all documents and received $500,000.

6. DEPOSITS

The Company advanced $2,494,834 as deposits towards preliminary agreements to purchase cable television subscribers and network/equipment located in Poland.

During the year, certain preliminary agreements were terminated and the company wrote off $409,783 of deposits.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

7. DEFERRED CHARGES

	2001	2000

Acquisition costs	$167,413	$-

8. ACQUISITIONS

The company has completed the acquisition of Miejska Telwizja Kablows Sp. z o.o. ("MTK"). The acquisition was accounted for by the purchase acquisition method. From an initial deposit on June 19, 2000 to a final payment on July 22, 2001, a total of $2,180,725 was paid for 100% of the share capital of MTK. The effective date of the acquisition is July 1, 2001, after which the operations of MTK are included in these consolidated financial statements.

At the time of acquisition the fair value of the assets and liabilities of MTK were:
Cash and cash equivalents	$11,442
Accounts receivable	53,748
Property, plant and equipment	755,384
Intangible assets (subscriber base)	2,079,857
Accounts payable and accrued liabilities	(79,015)
Future income tax liability	(640,691)
Cash consideration	$2,180,725

On January 17, 2001, the company acquired the remaining 20% of Stream Poland for $147,671. The excess cost over the fair value of net assets acquired was allocated to goodwill.

On August 1, 2001, the company converted its loan of $698,139 to PolVoice for common shares. As a result, the company's percentage ownership increased from 68.8% to 95.5%. The excess cost over the fair value of net assets acquired was allocated to goodwill.

9. PROPERTY, PLANT AND EQUIPMENT

For the year ended October 31, 2001	Cost	Accumulated amortization	Net book value

Automobiles	$122,796	$20,023	$102,773
Cable television network equipment	6,525,733	618,052	5,907,681
Computer hardware	161,691	77,230	84,461
Computer software	71,570	25,704	45,866
Equipment	21,608	17,206	4,402
Furniture and fixtures	577,981	200,893	377,088
Plant construction-in-progress	384,546	-	384,546
	$7,865,925	$959,108	$6,906,817

For the year ended October 31, 2000	Cost	Accumulated amortization	Net book value

Automobiles	$62,101	$7,778	$54,323
Cable television network equipment	4,549,225	65,761	4,483,464
Computer hardware	115,772	50,581	65,191
Computer software	44,697	6,135	38,562
Equipment	20,977	16,105	4,872
Furniture and fixtures	174,013	48,329	125,684
Plant construction-in-progress	294,332	-	294,332
	$5,261,117	$194,689	$5,066,428

During the year 2000, Bielsat issued its shares to acquire cable television network equipment at a fair value of $1,100,854.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

10. INTANGIBLE ASSETS

For the year ended October 31, 2001	Cost	Accumulated amortization	Net book value

Cable TV licences	$77,837	$16,942	$60,895
Subscriber base (note 8)	2,079,779	34,758	2,045,021
Goodwill (note 8)	179,087	6,197	172,890
	$2,336,703	$57,897	$2,278,806

For the year ended October 31, 2000	Cost	Accumulated amortization	Net book value

Cable TV licences	$35,230	$7,233	$27,997
	$35,230	$7,233	$27,997

11. CAPITAL STOCK

(a) Authorized

100,000,000 common shares of no par value

(b) Issued
	Number of Shares	Price	Share Capital

Balance - October 31, 1998	18,090,628		$15,178,857
Exercise of warrants	50,000	$1.38	69,000
Balance - October 31, 1999	18,140,628		15,247,857
Private placement	1,255,000	$2.50	2,968,500
less value of warrants issued on private placement			(562,723)
Exercise of warrants	30,000	$2.85	85,500
Exercise of options	1,480,000	$1.41	2,086,800
Exercise of options	715,000	$1.59	1,136,850
Finder's fee	24,150	-	-
Balance - October 31, 2000	21,644,778		20,962,784
Exercise of options	14,000	$2.65	37,100
Exercise of options	220,000	$1.41	310,200
Balance - October 31, 2001	21,878,778		$21,310,084

(c) Share subscription

In 2001, the company received gross proceeds of $1,577,251 in connection with a private placement of 901,286 units at a price of $1.75 per unit. Each unit consists of one common share and one-half share purchase warrant purchasing additional shares at $2.00 each for a period of two years. Commissions are payable at a rate of 20,440 shares at $1.75 each and $75,272 paid in cash.

In 2001, the company received gross proceeds of $480,000 in connection with a private placement of 300,000 units at a price of $1.60 per unit. Each unit consists of one common share and one-half share purchase warrant purchasing shares at $1.80 each for a period of two years.

On May 8, 2001, the Company announced a private placement of 3,500,000 units at a price of $1.60 per unit. Each unit consists of one common share and one share purchase warrant purchasing shares at $1.80 each for a period of two years. At October 31, 2001, the company had received gross proceeds of $3,614,872 in connection with 2,259,295 units and paid a commission of $8,000.

On July 23, 2001, the Company announced a private placement of 1,000,000 units at a price of $1.60 per unit. Each unit consists of one common share and one share purchase warrant purchasing shares at $1.80 each for a period of two years. At October 31, 2001, the company had received proceeds of $1,311,400 in connection with 819,625 units.

Pursuant to the rules of the Canadian Venture Exchange ("CDNX") and rules regarding a change of business, the company was unable to issue shares for these private placements. Subsequent to October 31, 2001 approval was received to issue shares, see note 15 - Subsequent events. Upon issuance of shares, the proceeds will be allocated to common shares and warrants.

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)
	Number of shares	Number of warrants	Number of common shares permitted to be purchased	Exercise price per share

Private placement	901,286	901,286	450,642	$2.00
Private placement	300,000	300,000	150,000	$1.80
Private placement	2,259,295	2,259,295	2,259,295	$1.80
Private placement	819,625	819,625	819,625	$1.80
	4,280,206	4,280,206	3,679,563	$1.82

(d) Options

In the Annual General Meeting held on April 30, 2001, the shareholders approved the creation of the "Stock Option Plan" pursuant to which the directors were authorized to issue stock options from time to time to employees, officers, consultants and directors of the Company up to 4,375,755 common shares of the Company at the time of such issue, at a minimum price allowed under the applicable securities laws.

Common share purchase options are issued to directors, officers, employees and non-employees of the company with exercise prices which approximate market values at the time the option is granted. Options granted vest immediately and have a term of five years.

Summary of directors' and employees' stock options outstanding:
	Shares	Weighted average exercise price $

Balance of options at October 31, 1998	641,000	1.94
Granted	1,814,062	1.41
Forfeited	(641,000)	1.94
Balance of options at October 31, 1999	1,814,062	1.41
Granted	2,540,000	2.34
Exercised	(2,195,000)	1.47
Balance of options at October 31, 2000	2,159,062	2.45
Granted	242,000	1.60
Exercised	(234,000)	1.48
Forfeited	(250,000)	2.65
Balance of options at October 31, 2001	1,917,062	2.44

As at October 31, 2001, there are 40,000 stock options to non-employees and non-directors. Using the fair value method for stock based compensation, administration expense was charged with $72,493 for the year ended October 31, 2001.

The company also measures the compensation cost of employees and directors in accordance with the fair value method and discloses the pro forma effect. Details of the pro forma net loss and basic loss per share had the company used the fair value based method of accounting for stock options are as follows:
	2001	2000	1999

Net loss for the year	$4,533,560	$4,166,177	$1,845,950
Additional stock-based compensation costs	322,773	3,991,120	1,487,531
Pro forma net loss	4,856,333	8,157,297	3,333,481
Pro forma basic loss per share	$0.22	$0.41	$0.18

These amounts were determined using an option pricing model assuming no dividends were paid, a weighted average volatility of the company's share prices calculated for a period equal to the remaining life of the option, 74.6% (2000 - 80.4% and 1999 - 63.5% ) and a weighted average annual risk free rate of 3.00% (2000 - 6.00% and 1999 - 4.75%).

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

The following table summarizes information about fixed stock options outstanding at October 31, 2001:
	Options Outstanding			Options Exercisable
	Number outstanding at October 31, 2001	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable October 31, 2001	Weighted average exercise price $
$1.41	114,062	2.4	$1.41	114,062	$1.41
$1.60	242,000	4.2	$1.60	242,000	$1.60
$2.62	715,000	3.3	$2.62	715,000	$2.65
$2.65	846,000	3.6	$2.65	846,00	$2.65
$1.41 - $2.65	1,917,062	3.4	$2.44	1,917,062	$2.44

(e) Warrants

The changes in warrants were as follows:
	Number of Warrants	Number of common shares permitted to be purchased	Price per share	Expiry date

Balance October 31, 1998	10,165,217	10,165,217	$0.97 - $1.55	1999
Expired	(10,115,217)	(10,115,217)	$0.95 - $1.55	1999
Exercised	(50,000)	(50,000)	$1.38
Balance October 31, 1999	-	-
Issued	1,255,000	627,500	$2.85	July 12, 2002
Exercised	(60,000)	(30,000)	$2.85
Balance October 31, 2000	1,195,000	597,500	$2.85
Issued	-	-
Exercised	-	-
Balance October 31, 2001	1,195,000	597,500	$2.85

12. COMMITMENTS AND CONTINGENCIES

(a) As at October 31, 2001, the company is committed under leases for cable networks, office space and automobiles in the following amounts:
2002	$432,105
2003	$201,663
2004	$49,405
2005	$58,538
2006	$58,538

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

13. SEGMENTED INFORMATION

The Company has two reportable segments: cable TV services, and telephony and internet services. The cable TV services segment and the telephony and internet services segment provide services in Poland. The previous meat-waste incineration business is ready to commence business, but is to be sold, see note 4 - Discontinued operations

The company's cable TV and internet services segments commenced operations during 2000. The company's only reportable segment in 1999 was the waste rendering plant.

	Cable TV Services	Telephone and internet services	Total
For the year ended October 31, 2001
Revenue from external customers	$2,079,504	$14,614	$2,094,118
Bank charges and interest expense	206,241	714	206,955
Amortization	521,330	36,063	557,393
Segment loss	(1,124,990)	(391,077)	(1,516,067)
Segment assets	11,598,291	206,669	11,804,960
Expenditure for segment capital assets	2,707,559	35,485	2,743,044

For the year ended October 31, 2000
Revenue from external customers	$318,198	$14,586	$332,784
Bank charges and interest expense	271,468	30,146	301,614
Amortization	118,263	34,534	152,797
Segment loss	(1,274,344)	(363,264)	(1,637,608)
Segment assets	6,725,241	145,932	6,871,173
Expenditure for segment capital assets	4,009,238	52,904	4,062,142

	2001	2000
Reconciliations of reportable revenues, segment loss and segment assets
Loss
Total loss for reportable segments	$(1,516,067)	$(1,637,608)
Discontinued operations	(1,879,435)	(1,303,380)
Unallocated head office loss	(1,138,058)	(1,225,189)
Assets	$(4,533,560)	(4,166,177)

Total assets for reportable segments	$11,804,960	$6,871,173
Discontinued operations	2,381,723	3,512,128
Unallocated head office assets	2,087,637	12,195,440
Elimination of intersegment balances	(1,165,820)	(11,772,759)
Bank charges and interest expense	$15,108,500	$10,805,982

Total bank charges and interest expense for reportable segments	$206,955	$307,894
Unallocated head office bank charges and interest expense	10,937	109,281
Elimination of intersegment interest expense	(185,136)	(338,721)
Amortization of capital assets	$32,756	$78,454

Amortization of capital assets	$557,393	$152,797
Unallocated head office amortization	(3,479)	5,545
	$553,914	$158,342

Expenditures for segment capital assets	$2,743,044	$4,062,142
Expenditures for segment capital assets	7,494	4,434
Unallocated head office expenditures	$2,750,538	$4,066,576

Geographic information

Revenues are attributed to countries based on location of customer

		2001	2000	1999
Revenues	Canada	$-	$-	$-
	Poland	2,094,118	332,784	-
		$2,094,118	$332,784	-
Property, plant and equipment	Canada	$24,923	$23,659	$22,447
	Poland	6,881,894	5,042,769	1,015,680
		6,906,817	5,066,428	1,038,127

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

14. INCOME TAXES

The company has tax losses available for offset against future taxable income in various jurisdictions for the following approximate amounts:

Canada	$6,451,742
Poland	4,926,660

Tax losses in Canada expire as follows:

2002	$538,905
2003	1,033,857
2004	968,515
2005	-
2006	948,425
2007	1,239,319
2008	1,722,721
$6,451,742

Tax losses in Poland expire as follows:

2002	$115,000
2003	-
2004	226,000
2005	2,405,830
2006	2,179,830
$4,926,660

The tax losses in Poland can be carried forward and deducted from taxable profit in the next five years, but not exceeding 50% of the carried forward loss in any of these years. Valuation allowance was provided against the potential tax benefits of the losses in Canada and Poland.

The following is a reconciliation of income taxes:
	2001	2000	1999

Statutory rates in Canada	44.62%	45.62%	45.62%

Income taxes at Canadian statutory rates	$(2,022,874)	$(1,900,610)	(842,122)
Difference in tax rates in other jurisdictions	610,352	673,632	124,337
Non-deductible expenses for tax purposes	11,553	25,981	31,798
	(1,400,969)	(1,200,997)	(685,988)
Valuation allowance	760,278	1,200,997	685,988
Current and future tax expense (recovery)	$ (640,691)	$-	$-

Future income taxes	2001	2000	1999

Future income tax assets
Tax losses	$4,258,232	$2,926,492	$1,687,482
Property, plant and equipment	(64,307)	26,448	24,429
Intangible assets	(572,606)	-	-
Start-up costs	414,069	47,034	47,034
Share issuance costs	99,830	59,700	-
Future income tax assets	$4,135,218	$3,059,673	$1,758,945
Valuation allowance	(4,135,218)	(3,059,673)	(1,758,945)
Net future income tax assets	$-	$-	$-

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

15. SUBSEQUENT EVENTS

(a) Subsequent to year end, the following private placements were completed:

The company received proceeds of $1,985,128 in connection with 1,240,705 units representing the balance of the private placement announced on May 8, 2001 of 3,500,000 units at a price of $1.60 per units (note 11(c)).

The company received proceeds of $194,000 in connection with 121,250 units representing the balance of the private placement announced on July 23, 2001 of 1,000,000 units at a price of $1.60 per unit (note 11 (c)). The private placement was completed for 940,875 units.

A private placement of 125,000 units at a price of $2.00 USD per unit, each unit consisting of one common share and one share purchase warrant purchasing shares at $2.25 USD each until December 28, 2003, was completed on December 28, 2001.

Approval to issue shares pursuant to all private placements described in note 11(c) and those described above was received from the CDNX on December 28, 2001. In addition, 20,440 shares were issued as commission in respect of the sale of certain units, see note 11 (c).

(b) The company has changed its year end from October 31 to December 31. The change is effective on December 31, 2001.

(c) The company granted 2,807,938 in stock options at $1.60 per share for a period of five years starting on November 15, 2001.

16. COMPARATIVE FIGURES

Some of the comparative figures have been reclassified to conform with the presentation adopted in the current year.

17. SUMMARY OF MATERIAL DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES

The consolidated financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada (Canadian "GAAP") which conform in all material measurement respects with accounting principles generally accepted in the United States ("U.S. GAAP") except as set out below:

Consolidated Balance sheets
	2001		2000		1999
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Deferred charges (a)	$-	$-	$1,134,250	$-	$1,959,100	$515,550
Deficit	(16,740,501)	(16,740,501)	(12,206,941)	(13,341,191)	(8,040,764)	(9,484,314)
Total assets	15,108,500	15,108,500	10,805,982	9,671,732	7,784,298	6,340,748
Consolidated statements of operation	2001	2000	1999

Loss under Canadian GAAP	$(4,533,560)	$(4,166,177)	$(1,845,950)
Start-up costs - note 4	1,134,250	309,300	(1,443,550)

Loss under U.S. GAAP	$(3,399,310)	$(3,856,877)	$(3,289,500)

Basic/diluted loss per share, U.S. GAAP	$(0.16)	$(0.20)	$(0.18)

Stream Communications Network, Inc.

(formerly Trooper Technologies Inc.)

Notes to Consolidated Financial Statements

October 31, 2001, 2000 and 1999

(in Canadian dollars)

Consolidated statements of cash flow
	2001		2000		1999
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP

Cash flow from
Operating activities	$(1,498,124)	$(1,498,124)	$(3,037,434)	$(3,037,434)	$(2,080,674)	$(3,567,014)
Investing activities	(5,571,974)	(5,571,974)	(6,225,103)	(6,225,103)	(2,666,692)	(1,120,042)
Financing activities	7,247,550	7,247,550	6,277,650	6,277,650	143,556	83,246
Increase (decrease) in cash and cash equivalents	177,452	177,452	(2,984,887)	(2,984,887)	(4,603,810)	(4,603,810)
Foreign exchange effect on cash	(213,749)	(213,749)	-	-	-	-

Cash and cash equivalents - beginning of year	440,497	440,497	3,425,384	3,425,384	8,029,194	8,029,194
Cash and cash equivalents - end of year	404,200	404,200	440,497	440,497	3,425,384	3,425,384

(a) Start-up costs - Under Canadian GAAP, start-up costs can be capitalized until commencement of operations. Under U.S. GAAP, Statement of Position 98-5, Reporting on Cost of Start-up Activities, prescribes that start-up costs should be expensed as incurred.

(b) Comprehensive income - US GAAP requires disclosure of comprehensive income which comprises income and other comprehensive income. Comprehensive loss for the company consists of net loss and other comprehensive income, being foreign exchange adjustment of $655,703 (2000: $nil, 1999: $nil).

(c) New Canadian Standards - The company adopted CICA section 3465 - Income Taxes, section 1581 -Business combination, and section 3870, stock-based compensation and other stock-based payments, during the year. The new Canadian standard is consistent with applicable U.S. rules.

(d) The Financial Accounting Standards Board issued FAS No. 142, Goodwill and other intangible assets in June 2001. FAS No. 142 requires intangible assets with an indefinite life and goodwill to be tested for impairment on an annual basis. Goodwill and indefinite life intangibles will no longer be amortized. Intangible assets with a definite life will continue to be amortized over their useful lives. FAS No. 142 is effective for financial statements issued for fiscal years beginning after December 15, 2001. Under the impact of FAS No. 142, amortization of 5% of goodwill and intangibles having a net book value of $2,278,806 will no longer be charged. Any impairment to these assets in the future will be charged as an expense.

(e) The Financial Accounting Standards Board issued FAS No. 143, Accounting for Asset Retirement Obligations in June 2001. FAS No. 143 requires that asset retirement obligations be recognized as a liability, measured at fair value. The associated retirement costs are capitalized and amortized over the asset's useful life. FAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The company is currently considering the impact of FAS No. 143.

(f) The Financial Accounting Standards Board issued FAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. FAS No. 144 requires that an impairment loss should be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value for assets in use. The standard also changes the criteria for classification of operating results as discontinued operations. FAS No. 144 is effective for financial statements issued for fiscal years beginning after December 14, 2001. The company is currently considering the impact of FAS No. 144.